EXHIBIT 99.1
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     Green  Mountain  Power  (NYSE:  GMP)  today filed its cost-of-service study supporting the implementation of a January 2005 rate increase of 1.9 percent, pursuant to a plan previously approved by the Vermont Public Service Board
(VPSB). This will be the first increase for Green Mountain Power customers in four years.

"Our success in controlling costs and managing the business well has meant that our customers have not had an increase in rates since January 2001. During those four years, the consumers' price index has risen 9.1 percent and electricity prices across the nation have gone up 10.6 percent. While it would be preferable to continue without an increase, we're pleased that we have been able to limit the increase to 1.9 percent while continuing to provide efficient, reliable electric service," said Christopher L. Dutton, president and chief executive officer of Green Mountain Power.

In late 2003, Green Mountain Power received approval from the VPSB for a three-year rate stability plan. That plan included a freeze on rates in 2004, and increases of 1.9 percent and 0.9 percent in January 2005 and 2006. Today's filing includes a cost-of-service study demonstrating the need for the rate increase, as required by the plan. The filing is subject to review by the Public Service Board.

The major factors driving the need for the rate increase in 2005 include the requirement that the Company recover past energy conservation expenditures, rising transmission costs, and the loss of deferred revenues from a previous regulatory ruling.

"One major reason we have been able to keep our rates low is that we have aggressively pursued ways to stabilize power supply costs. Our contract with Morgan Stanley, the sale of the Vermont Yankee nuclear plant and subsequent contract for purchased power from the plant and the power contract with Hydro Quebec all help shield our customers from the increases in market power costs that New England is now experiencing," explained Mr. Dutton. "Overall, the current rate arrangement approved by the VPSB will mean that our customers will have experienced four years without a rate increase and two years of minimal increases - 1.9 percent in January 2005 and 0.9 percent in January 2006. This period of rate stability, during a time of sharply rising energy costs, has given our customers a competitive edge."

        The 2005 rate increase would add $1.59 to the monthly bill of an average residential customer using 650 kilowatthours a month, moving it from $83.72 to
                                     $85.31.


     For further information, please contact Robert J. Griffin, Vice President Finance, Treasurer and Controller at (802) 655-8452, or Stephen C. Terry, Senior Vice President, Corporate and Legal Affairs, (802) 655-8408.